Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our report on the financial statements of Clarke American Corp. dated February 22, 2007 (except the last paragraph of Note 14, as to which the date is June 12, 2007), in the Registration Statement (Form S-4) and related Prospectus of Harland Clarke Holdings Corp. dated June 13, 2007.

/s/ Ernst & Young LLP

Ernst & Young LLP

San Antonio, Texas
June 12, 2007